Comiskey & Company Professional Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wireless Attachments, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated May 16, 2011 relating to the financial statements of Wireless Attachments, Inc. for the period from Inception (September 22, 2010) to March 31, 2011. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

Denver, Colorado
April 27, 2012

Comiskey & Company
PROFESSIONAL CORPORATION

Certified Public Accountants & Consultants

7900 East Union Ave • Suite 150 • Denver, CO 80237
(303) 830-2255 • Fax (303) 830-0876 • info@comiskey.com • www.comiskey.com